LIBERTY STAR GOLD CORP.

2766 N. Country Club Road	Tel: [520] 721-1375
Tucson, Arizona 85716	Fax: [520] 884-1118

May 31, 2004	OTC BB: LBTS

GROUND WORK TO BEGIN ON BIG CHUNK PROPERTIES.

The Company is pleased to announce that four priority targets have been identified on the ‘Big Chunk' property adjacent to Northern Dynasty's (NDM.V, OTCBB:NDMLF) Pebble deposit in Alaska. Geophysics began on January 12, 2004 and was carried out by McFar Engineering of Toronto. Work continues on the properties in order to further correlate similarities between the ‘Big Chunk' properties and the massive "Pebble deposit" bordering the eastern boundary of the property. The four magnetic anomalies outlined from initial analysis of compiled data will be the subject of immediate ground follow-up.

Liberty Star's management team is continuing to gather and compile exploration data in preparation for this summers field work. The data is product of an unusually dense aeromagnetic survey covering an area of 1,402 square miles. A spacing of 6 lines to the mile, draped at 90 meters above the surface including tie lines every mile was used. The flight lines covered an approximate linear distance of 12,500 miles. Additional analysis of the final refined mapping survey is currently underway.

Furthermore, detailed satellite imagery has been used to identify mineral signatures of Pebble-like alteration. This signature has been applied to the Big Chunk property identifying three additional targets as a result. A geochemical program over these intended targets and surrounding areas has been designed. It is anticipated that geochemical sampling will define additional targets as well as test the four geophysical targets previously identified.

Field offices and ground facilities have been established on May 26th in Iliamna, Alaska by the Company's geotechnical teams. VP Exploration, Phillip St. George and Prime Contractor Avalon Development, Curt Freeman, will supervise the teams. President and CEO Jim Briscoe, Technical Advisory Board geoscientists Shea Clark Smith (Geochemistry), and Mike Schafer (Geo-computer data specialist) will be at the property during fieldwork. Work progress and data will be compiled by Jan Klein and Dr. John Guilbert.

Zonge Engineering has been retained to provide ground electrical geophysics - IP (Induced Polarization) or CSAMT (Controlled Source Audio-range Magneto-Tellurics) to further refine targets preparatory to summer drilling. The Zonge crews will arrive on site in late July or early August. Drilling on identified targets is expected to commence in the mid to later part of August.

Liberty Star Gold Corp.

"James A. Briscoe"

James A. Briscoe, President & CEO

Forward Looking Statements
This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company's planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	The cost of completion of the Company's planned exploration program.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.